AUTODESK, INC. ANNOUNCES FISCAL 2021 FIRST QUARTER RESULTS
- First Quarter, Year-over-Year Revenue growth of 20 percent
- First Quarter GAAP and Non-GAAP Operating Margin Expanded by 11 and 10 Percentage Points, Respectively.

SAN RAFAEL, Calif., MAY 27, 2020-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the first quarter of fiscal 2021.
All growth rates are compared to the first quarter of fiscal 2020 unless otherwise noted. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables. For definitions, please view the Glossary of Terms later in this document.

First Quarter Fiscal 2021 Financial Highlights

•	Total revenue increased 20 percent to $886 million;

•	GAAP operating margin was 15 percent, up 11 percentage points;

•	Non-GAAP operating margin was 28 percent, up 10 percentage points;

•	GAAP diluted EPS was $0.30; Non-GAAP diluted EPS was $0.85;

•	Cash flow from operating activities was $327 million; free cash flow was $307 million.

“We posted solid first quarter results,” said Andrew Anagnost, Autodesk President and CEO. “Our ability to succeed through challenging times is driven by our people, products, and technology and how they adapt to a rapidly changing world. Our priorities in light of COVID-19 have been the well-being of our employees, the support of our customers, and the health of the communities we work in. I’m very proud of the impact we’ve made thanks to all the Autodesk employees who have embraced these efforts at every level. We have also maintained our focus on long-term opportunities and remain confident in our growth drivers and fiscal 2023 targets.”

“Our resilient business model, backed by a strong balance sheet, gives us a sturdy foundation to weather ongoing economic challenges,” said Scott Herren, Autodesk CFO. “We posted strong revenue growth and continued to expand operating margin. Our investments in monetizing non-compliant users, construction and manufacturing will enable us to deliver double-digit growth in the near term as well as our long-term goals."

Additional Financial Details

•	Total billings increased 11 percent to $884 million.

•	Total revenue was $886 million, an increase of 20 percent as reported, and 22 percent on a constant currency basis. Recurring revenue represents 98 percent of total.

•
Design* revenue, previously described as Core, was $798 million, an increase of 20 percent as reported, and 22 percent on a constant currency basis. On a sequential basis, Design revenue increased 1 percent as reported and on a constant currency basis.

•
Make* revenue, previously described as Cloud, was $67 million, an increase of 49 percent as reported, and 50 percent on a constant currency basis. On a sequential basis, Make revenue increased 6 percent as reported and on a constant currency basis.

•
Subscription plan revenue was $803 million, an increase of 35 percent as reported, and 36 percent on a constant currency basis. On a sequential basis, subscription plan revenue increased 3 percent as reported and on a constant currency basis.

•
Maintenance plan revenue was $62 million, a decrease of 45 percent as reported, and 44 percent on a constant currency basis. On a sequential basis, maintenance plan revenue decreased 22 percent as reported and on a constant currency basis.

•	Net revenue retention* rate was within the range of 110 to 120 percent.

•	GAAP operating income was $131 million compared to $25 million in the first quarter last year. GAAP operating margin was 15 percent, up 11 percentage points.

•	Total non-GAAP operating income was $248 million compared to $132 million in the first quarter last year. Non-GAAP operating margin was 28 percent, up 10 percentage points.

•	GAAP diluted net income per share was $0.30, compared to GAAP diluted net loss per share of $(0.11) in the first quarter last year.

•	Non-GAAP diluted net income per share was $0.85, compared to non-GAAP diluted net income per share of $0.45 in the first quarter last year.

•
Deferred revenue increased 40 percent to $3.01 billion. Unbilled deferred revenue was $470 million, a decrease of $119 million compared to the first quarter of last year. Remaining performance obligations (RPO) totaled $3.5 billion, an increase of 27 percent. Current RPO totaled $2.4 billion, up 18 percent.

•
Cash flow from operating activities was $327 million, an increase of $106 million compared to the first quarter last year. Free cash flow was $307 million, an increase of $101 million compared to the first quarter last year.

*Please refer to appendix for new and revised definitions

First Quarter Fiscal 2021 Business Highlights

Net Revenue by Geographic Area

	Three Months Ended April 30, 2020	Three Months Ended April 30, 2019	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages)			$	%	%
Net Revenue:
Americas
U.S.	$300.6	$249.1	$51.5	21%	*
Other Americas	61.6	46.7	14.9	32%	*
Total Americas	362.2	295.8	66.4	22%	23%
EMEA	344.8	297.2	47.6	16%	20%
APAC	178.7	142.5	36.2	25%	26%
Total Net Revenue	$885.7	$735.5	$150.2	20%	22%

Emerging Economies	$111.4	$87.9	$23.5	27%	27%
____________________
* Constant currency data not provided at this level.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: Architecture, Engineering and Construction ("AEC"), AutoCAD and AutoCAD LT, Manufacturing ("MFG"), and Media and Entertainment ("M&E").

	Three Months Ended April 30, 2020	Three Months Ended April 30, 2019	Change compared to prior fiscal year
(In millions, except percentages)			$	%
AEC	$382.7	$304.3	$78.4	26%
AutoCAD and AutoCAD LT	262.2	213.2	49.0	23%
MFG	182.9	167.5	15.4	9%
M&E	52.6	45.5	7.1	16%
Other	5.3	5.0	0.3	6%
	$885.7	$735.5	$150.2	20%

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties, some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the second quarter and full-year fiscal 2021 takes into consideration the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2021 GAAP and non-GAAP estimates is provided below or in the tables following this press release.

Second Quarter Fiscal 2021

Q2 FY21 Guidance Metrics	Q2 FY21 (ending July 31, 2020)
Revenue (in millions)	$890 - $905
EPS GAAP	$0.39 - $0.45
EPS non-GAAP (1)	$0.86 - $0.92
_______________
(1) Non-GAAP earnings per diluted share excludes $0.42 related to stock-based compensation expense, $0.08 for the amortization of acquisition-related intangibles, $0.01 for acquisition related costs, and ($0.04) related to GAAP-only tax charges.

Full Year Fiscal 2021

FY21 Guidance Metrics	FY21 (ending January 31, 2021)
Billings (in millions) (1)	$4,070 - $4,220 Down (3%) - Up 1%
Revenue (in millions) (1)	$3,675 - $3,775 Up 12% - 15%
GAAP operating margin	14% - 16%
Non-GAAP operating margin (2)	27% - 29%
EPS GAAP	$1.51 - $1.89
EPS non-GAAP (3)	$3.52 - $3.90
Free cash flow (in millions) (4)	$1,300 - $1,400
_______________
(1) Excluding the approximately $20 million impact of foreign currency exchange rates and hedge gains/losses, billings guidance would be $4,090 - $4,240 million and revenue guidance would be $3,695 - $3,795 million.
(2) Non-GAAP operating margin excludes approximately 11% related to stock-based compensation expense, approximately 2% for the amortization of acquisition-related intangibles, and less than 1% related to acquisition-related costs.
(3) Non-GAAP earnings per diluted share excludes $1.76 related to stock-based compensation expense, $0.29 for the amortization of acquisition-related intangibles, $0.08 related to losses on strategic investments and dispositions, $0.03 related to acquisition-related costs, partially offset by ($0.15) related to a GAAP-only tax benefit.
(4) Free cash flow is cash flow from operating activities less approximately $95 million of capital expenditures.

The second quarter and full-year fiscal 2021 outlook assume a projected annual effective tax rate of 24 percent and 16 percent for GAAP and non-GAAP results, respectively. Shifts in geographic profitability continue to impact the annual effective tax rate due to significant differences in tax rates in various jurisdictions. Therefore, assumptions for the annual effective tax rate are evaluated regularly and may change based on the projected geographic mix of earnings.

Earnings Conference Call and Webcast

Autodesk will host its first quarter conference call today at 5 p.m. ET. The live broadcast can be accessed at autodesk.com/investor. A transcript of the opening commentary will also be available following the conference call.

A replay of the broadcast will be available at 7 p.m. ET at autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Investor Presentation Details

An investor presentation providing additional information can be found at autodesk.com/investor.

Contacts
Investors:
Abhey Lamba
415-547-3502
abhey.lamba@autodesk.com

Press:
Stacy Doyle
971-238-5722
stacy.doyle@autodesk.com

To help better understand our financial performance, we use several key performance metrics including billings, recurring revenue and net revenue retention rate ("NR3"). These metrics are key performance metrics and should be viewed independently of revenue and deferred revenue. These metrics are not intended to be combined with those items. We use these metrics to monitor the strength of our recurring business. We believe these metrics are useful to investors because they can help in monitoring the long-term health of our business. Our determination and presentation of these metrics may differ from that of other companies. The presentation of these metrics is meant to be considered in addition to, not as a substitute for or in isolation from, our financial measures prepared in accordance with GAAP.

Glossary of Terms

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Design Business: Represents the combination of maintenance, product subscriptions, and all EBAs. Main products include, but not limited to, AutoCAD, AutoCAD LT, Industry Collections, Revit, Inventor, Maya and 3ds Max. Certain products, such as our computer aided manufacturing solutions, incorporate both Design and Make functionality and are classified as Design.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access to a broad pool of Autodesk products over a defined contract term.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally one year.

Make Business: Represents certain cloud-based product subscriptions. Main products include, but not limited to, Assemble, BIM 360, BuildingConnected, PlanGrid, Fusion 360 and Shotgun. Certain products, such as Fusion 360, incorporate both Design and Make functionality and are classified as Make.

Net Revenue Retention Rate (NR3): Measures the year-over-year change in subscription and maintenance revenue for the population of customers that existed one year ago (“base customers”).  Net revenue retention rate is calculated by dividing the current quarter subscription and maintenance revenue related to base customers by the total corresponding quarter subscription and maintenance revenue from one year ago. Subscription and maintenance revenue is based on USD reported revenue, and fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses have not been eliminated. Subscription and maintenance revenue related to acquired companies, one year after acquisition, has been captured as existing customers until such data conforms to the calculation methodology. This may cause variability in the comparison. Beginning with the first quarter of fiscal 2021, Autodesk modified its definition of NR3 to the definition above.  The effect of this change is not material for the period presented.

Other Revenue: Consists of revenue from consulting, training and other services, and is recognized over time as the services are performed. Other Revenue also includes software license revenue from the sale of products that do not incorporate substantial cloud services and is recognized up front.

Product Subscription: Provides customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and SaaS functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third-party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Remaining Performance Obligations (RPO): The sum of total short-term, long-term, and unbilled deferred revenue. Current remaining performance obligations is the amount of revenue we expect to recognize in the next twelve months.

Spend: The sum of cost of revenue and operating expenses.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and EBAs. Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes subscription fees from product subscriptions, cloud service offerings, and EBAs.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services and maintenance for which the associated deferred revenue has not been recognized. Under FASB Accounting Standards Codification ("ASC") Topic 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Condensed Consolidated Balance Sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including quotations from management, statements in the paragraphs under “Business Outlook” above and other statements about our short-term and long-term goals, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to new business models and markets; failure to maintain cost reductions or otherwise control our expenses; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; developments in the COVID-19 pandemic and the resulting impact on our business and operations; general market, political, economic, and business conditions, including from an economic downturn or recession in the United States or in other countries around the world; any imposition of new tariffs or trade barriers; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rate are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Form 10-K, which is on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything. For more information, visit autodesk.com or follow @autodesk.

Autodesk uses its investors.autodesk.com website as a means of disclosing material non-public information, announcing upcoming investor conferences and for complying with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2020 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended April 30,
	2020	2019
	(Unaudited)
Net revenue:
Subscription	$803.0	$595.8
Maintenance	62.1	112.0
Total subscription and maintenance revenue	865.1	707.8
Other	20.6	27.7
Total net revenue	885.7	735.5
Cost of revenue:
Cost of subscription and maintenance revenue	57.4	59.7
Cost of other revenue	17.1	13.8
Amortization of developed technology	7.4	9.2
Total cost of revenue	81.9	82.7
Gross profit	803.8	652.8
Operating expenses:
Marketing and sales	341.3	313.3
Research and development	217.4	205.6
General and administrative	104.8	99.1
Amortization of purchased intangibles	9.7	9.8
Restructuring and other exit costs, net	—	0.2
Total operating expenses	673.2	628.0
Income from operations	130.6	24.8
Interest and other expense, net	(40.1)	(16.2)
Income before income taxes	90.5	8.6
Provision for income taxes	(24.0)	(32.8)
Net income (loss)	$66.5	$(24.2)
Basic net income (loss) per share	$0.30	$(0.11)
Diluted net income (loss) per share	$0.30	$(0.11)
Weighted average shares used in computing basic net income (loss) per share	219.2	219.6
Weighted average shares used in computing diluted net income (loss) per share	221.3	219.6

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	April 30, 2020	January 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,389.7	$1,774.7
Marketable securities	77.2	69.0
Accounts receivable, net	356.5	652.3
Prepaid expenses and other current assets	200.9	163.3
Total current assets	2,024.3	2,659.3
Computer equipment, software, furniture and leasehold improvements, net	164.2	161.7
Operating lease right-of-use assets	424.7	438.8
Developed technologies, net	67.0	70.9
Goodwill	2,430.2	2,445.0
Deferred income taxes, net	50.8	56.4
Long-term other assets	382.7	347.2
Total assets	$5,543.9	$6,179.3
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$85.2	$83.7
Accrued compensation	158.1	272.1
Accrued income taxes	25.2	21.2
Deferred revenue	2,163.9	2,176.1
Operating lease liabilities	46.0	48.1
Current portion of long-term notes payable, net	—	449.7
Other accrued liabilities	99.9	168.3
Total current liabilities	2,578.3	3,219.2
Long-term deferred revenue	841.2	831.0
Long-term operating lease liabilities	402.0	411.7
Long-term income taxes payable	18.9	19.1
Long-term deferred income taxes	81.0	82.5
Long-term notes payable, net	1,635.6	1,635.1
Long-term other liabilities	126.0	119.8
Stockholders’ deficit:
Common stock and additional paid-in capital	2,401.3	2,317.0
Accumulated other comprehensive loss	(179.1)	(160.3)
Accumulated deficit	(2,361.3)	(2,295.8)
Total stockholders’ deficit	(139.1)	(139.1)
Total liabilities and stockholders' deficit	$5,543.9	$6,179.3

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended April 30,
	2020	2019
	(Unaudited)
Operating activities:
Net income (loss)	$66.5	$(24.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	30.0	32.7
Stock-based compensation expense	98.2	75.2
Deferred income taxes	3.5	24.4
Restructuring and other exit costs, net	—	0.2
Other operating activities	32.7	15.3
Changes in operating assets and liabilities
Accounts receivable	295.5	206.2
Prepaid expenses and other assets	(47.5)	11.4
Accounts payable and other liabilities	(154.6)	(172.6)
Deferred revenue	(1.1)	62.2
Accrued income taxes	4.1	(9.6)
Net cash provided by operating activities	327.3	221.2
Investing activities:
Purchases of marketable securities	(11.0)	(19.8)
Sales of marketable securities	—	4.6
Purchases of developed technologies	(3.6)	—
Capital expenditures	(19.9)	(14.7)
Other investing activities	(43.5)	0.7
Net cash used in investing activities	(78.0)	(29.2)
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	56.8	46.9
Taxes paid related to net share settlement of equity awards	(32.5)	(25.8)
Repurchases of common stock	(202.0)	(88.5)
Repayment of debt	(450.0)	(125.0)
Other financing activities	(2.5)	—
Net cash used in financing activities	(630.2)	(192.4)
Effect of exchange rate changes on cash and cash equivalents	(4.1)	(2.4)
Net decrease in cash and cash equivalents	(385.0)	(2.8)
Cash and cash equivalents at beginning of period	1,774.7	886.0
Cash and cash equivalents at end of period	$1,389.7	$883.2

Supplemental cash flow disclosure:
Non-cash financing activities:
Fair value of common stock issued to settle liability-classified restricted stock units	$28.7	$—

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, we provide investors with certain non-GAAP measures including non-GAAP net income per share, non-GAAP operating margin, non-GAAP spend, non-GAAP EPS and free cash flow. For our internal budgeting and resource allocation process and as a means to evaluate period-to-period comparisons, we use non-GAAP measures to supplement our consolidated financial statements presented on a GAAP basis. These non-GAAP measures do not include certain items that may have a material impact upon our future reported financial results. We use non-GAAP measures in making operating decisions because we believe those measures provide meaningful supplemental information regarding our earning potential and performance for management by excluding certain expenses and charges that may not be indicative of our core business operating results. For the reasons set forth below, we believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. This allows investors and others to better understand and evaluate our operating results and future prospects in the same manner as management, compare financial results across accounting periods and to those of peer companies and to better understand the long-term performance of our core business. We also use some of these measures for purposes of determining company-wide incentive compensation.

There are limitations in using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended April 30,
	2020	2019
	(Unaudited)

GAAP cost of subscription and maintenance revenue	$57.4	$59.7
Stock-based compensation expense	(3.6)	(3.6)
Acquisition related costs	(0.2)	—
Non-GAAP cost of subscription and maintenance revenue	$53.6	$56.1

GAAP cost of other revenue	$17.1	$13.8
Stock-based compensation expense	(1.5)	(1.3)
Non-GAAP cost of other revenue	$15.6	$12.5

GAAP amortization of developed technologies	$7.4	$9.2
Amortization of developed technologies	(7.4)	(9.2)
Non-GAAP amortization of developed technologies	$—	$—

GAAP gross profit	$803.8	$652.8
Stock-based compensation expense	5.1	4.9
Amortization of developed technologies	7.4	9.2
Acquisition related costs	0.2	—
Non-GAAP gross profit	$816.5	$666.9

GAAP marketing and sales	$341.3	$313.3
Stock-based compensation expense	(40.7)	(32.5)
Acquisition related costs	(1.7)	—

Non-GAAP marketing and sales	$298.9	$280.8

GAAP research and development	$217.4	$205.6
Stock-based compensation expense	(33.0)	(26.7)
Non-GAAP research and development	$184.4	$178.9

GAAP general and administrative	$104.8	$99.1
Stock-based compensation expense	(19.4)	(11.1)
Acquisition related costs	—	(12.7)
Non-GAAP general and administrative	$85.4	$75.3

GAAP amortization of purchased intangibles	$9.7	$9.8
Amortization of purchased intangibles	(9.7)	(9.8)
Non-GAAP amortization of purchased intangibles	$—	$—

GAAP restructuring and other exit costs, net	$—	$0.2
Restructuring and other exit costs, net	—	(0.2)
Non-GAAP restructuring and other exit costs, net	$—	$—

GAAP operating expenses	$673.2	$628.0
Stock-based compensation expense	(93.1)	(70.3)
Amortization of purchased intangibles	(9.7)	(9.8)
Acquisition related costs	(1.7)	(12.7)
Restructuring and other exit costs, net	—	(0.2)
Non-GAAP operating expenses	$568.7	$535.0

GAAP spend	$755.1	$710.7
Stock-based compensation expense	(98.2)	(75.2)
Amortization of developed technologies	(7.4)	(9.2)
Amortization of purchased intangibles	(9.7)	(9.8)
Acquisition related costs	(1.9)	(12.7)
Restructuring and other exit costs, net	—	(0.2)
Non-GAAP spend	$637.9	$603.6

GAAP operating margin	15%	3%
Stock-based compensation expense	11%	10%
Amortization of developed technologies	1%	1%
Amortization of purchased intangibles	1%	1%
Acquisition related costs	—%	2%
Non-GAAP operating margin	28%	18%

GAAP income from operations	$130.6	$24.8
Stock-based compensation expense	98.2	75.2
Amortization of developed technologies	7.4	9.2
Amortization of purchased intangibles	9.7	9.8
Acquisition related costs	1.9	12.7
Restructuring and other exit costs, net	—	0.2
Non-GAAP income from operations	$247.8	$131.9

GAAP interest and other expense, net	$(40.1)	$(16.2)
Loss on strategic investments and dispositions, net	16.6	5.0
Non-GAAP interest and other expense, net	$(23.5)	$(11.2)

GAAP provision for income taxes	$(24.0)	$(32.8)
Discrete GAAP tax items	0.5	(2.3)
Income tax effect of non-GAAP adjustments	(12.4)	13.4
Non-GAAP provision for income tax	$(35.9)	$(21.7)

GAAP net income (loss)	$66.5	$(24.2)
Stock-based compensation expense	98.2	75.2
Amortization of developed technologies	7.4	9.2
Amortization of purchased intangibles	9.7	9.8
Acquisition related costs	1.9	12.7
Restructuring and other exit costs, net	—	0.2
Loss on strategic investments and dispositions, net	16.6	5.0
Discrete GAAP tax items	0.5	(2.3)
Income tax effect of non-GAAP adjustments	(12.4)	13.4
Non-GAAP net income	$188.4	$99.0

GAAP diluted net income (loss) per share	$0.30	$(0.11)
Stock-based compensation expense	0.44	0.34
Amortization of developed technologies	0.03	0.04
Amortization of purchased intangibles	0.04	0.04
Acquisition related costs	0.01	0.07
Loss on strategic investments and dispositions, net	0.08	0.02
Discrete GAAP tax items	—	(0.01)
Income tax effect of non-GAAP adjustments	(0.05)	0.06
Non-GAAP diluted net income per share	$0.85	$0.45

GAAP weighted average shares used in computing diluted net income (loss) per share	221.3	219.6
Dilutive effect of restricted awards	—	2.4
Non-GAAP weighted average shares used in computing diluted net income (loss) per share	221.3	222.0

Reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow

(In millions)	Net Cash Provided by Operating Activities	Capital Expenditures	Free Cash Flow
Three months ending April 30, 2019	$221.2	$(14.7)	$206.5
Three months ending April 30, 2020	$327.3	$(19.9)	$307.4